                                                                     EXHIBIT 99

III    Historical Financial Information of Contributed Businesses

HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners and the Board of Directors of Bell Atlantic Mobile, Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, partners' capital, and cash flows present fairly, in all material respects, the financial position of Cellco Partnership (Cellco) as of December 31, 1998, 1997 and 1996, and the results of their combined operations and cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Cellco's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above.

                                                      PricewaterhouseCoopers LLP
New York, New York
January 20, 1999, except as to
Note 17, for which the
date is September 21, 1999

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED BALANCE SHEETS

                                                                                         U.S.$ MILLION
                                                                ---------------------------------------------------------------
                                                                              DECEMBER 31,                   SEPTEMBER 30, 1999
                                                                -----------------------------------------    ------------------
                                                                       1998           1997           1996           (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                31             17             15                    44
Accounts receivable, net of allowance for doubtful accounts
  of $37 million, $58 million and $66 million in 1998, 1997
  and 1996, respectively and $37 million (unaudited) at
  September 30, 1999                                                    295            319            314                   373
Other receivables                                                        37             37             37                    35
Unbilled revenue                                                         79             88             77                    74
Inventory                                                                47             50             83                   101
Prepaid expenses and other current assets                                28             21             27                    30
-------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                    517            532            553                   657
-------------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                    3,443          3,175          2,648                 3,763
Deferred cellular license, net                                          593            540            456                   758
Investments in unconsolidated entities                                   74             70             63                    86
Deferred charges and other assets, net                                   91             58             62                    77
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                          4,718          4,375          3,782                 5,341
===============================================================================================================================
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Short-term debt                                                           -              -            419                     -
Accounts payable                                                        336            295            273                   354
Accrued expenses and taxes                                              161            119             90                   154
Advance billings                                                         64             56             47                    95
Other current liabilities                                                17             19             15                    20
-------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                               578            489            844                   623
-------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 7, 8, and 15)
Due to affiliate                                                      1,811          1,872              -                 1,451
Other non-current liabilities                                            45             14              1                   475
Minority interests in consolidated entities                             236            214            173                   262
PARTNERS' CAPITAL                                                     2,048          1,786          2,764                 2,530
-------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                               4,718          4,375          3,782                 5,341
===============================================================================================================================

See Notes to Combined Financial Statements

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED STATEMENTS OF OPERATIONS

                                                                                       U.S.$ MILLION
                                                          -----------------------------------------------------------------------
                                                                                                       FOR THE NINE MONTHS ENDED
                                                                                                             SEPTEMBER 30,
                                                              FOR THE YEARS ENDED DECEMBER 31,                (UNAUDITED)
                                                          -----------------------------------------    --------------------------
                                                                 1998           1997           1996           1999           1998
---------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
Cellular and paging services                                    3,278          2,956          2,514          2,738          2,431
Equipment sales, installation and other                           230            163            154            265            147
---------------------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                      3,508          3,119          2,668          3,003          2,578
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Cost of cellular and paging services                              327            294            286            366            238
Cost of equipment sales, installation and other                   400            352            301            400            277
Selling and marketing                                             408            383            385            320            283
General and administrative                                        965            862            744            785            718
Depreciation and amortization                                     533            422            311            440            391
Provision for doubtful accounts                                    58             86             63             42             51
---------------------------------------------------------------------------------------------------------------------------------
  Total operating expenses                                      2,691          2,399          2,090          2,353          1,958
---------------------------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                            817            720            578            650            620
Minority interests                                                (70)           (58)           (52)           (58)           (54)
Equity in income of unconsolidated entities                        15             11              7             15             12
Interest (expense) income, net                                    (84)           (36)             1            (68)           (64)
Other income, net                                                  16              5              2              3              6
---------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                          694            642            536            542            520
Provision for income taxes                                        (10)            (7)            (5)            (8)            (7)
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                        684            635            531            534            513
=================================================================================================================================

See Notes to Combined Financial Statements

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED STATEMENTS OF PARTNERS' CAPITAL

                                                                       U.S.$ MILLION
------------------------------------------------------------------------------------
Partners' capital at January 1, 1996                                           2,200
Net income for the year ended December 31, 1996                                  531
Contributions from partners                                                       33
------------------------------------------------------------------------------------
Partners' capital at December 31, 1996                                         2,764
Net income for the year ended December 31, 1997                                  635
Distribution to partners                                                      (1,600)
Other adjustments                                                                (13)
------------------------------------------------------------------------------------
Partners' capital at December 31, 1997                                         1,786
Net income for the year ended December 31, 1998                                  684
Distribution to partners                                                        (423)
Other adjustment                                                                   1
------------------------------------------------------------------------------------
Partners' capital at December 31, 1998                                         2,048
Net income for the nine months ended September 30, 1999
  (unaudited)                                                                    534
Distribution to partners (unaudited)                                             (42)
Other adjustments (unaudited)                                                    (10)
====================================================================================
Partners' capital at September 30, 1999 (unaudited)                            2,530
====================================================================================

See Notes to Combined Financial Statements

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED CASH FLOWS STATEMENTS

                                                                                        U.S.$ MILLION
                                                                -------------------------------------------------------------
                                                                                                        FOR THE NINE MONTHS
                                                                                                        ENDED SEPTEMBER 30,
                                                                 FOR THE YEARS ENDED DECEMBER 31,           (UNAUDITED)
                                                                -----------------------------------    ----------------------
                                                                     1998         1997         1996         1999         1998
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                            684          635          531          534          513
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization                                       533          422          311          440          391
  Provision for losses on trade accounts receivable, net of
    recoveries                                                         54           86           63           42           51
  Provision for losses on other assets                                  4            -            -           (3)           -
  Provision for losses on inventory, net of recoveries                 (2)           4            9            3            1
  Provision for deferred income taxes                                   2            -            -            1            -
  Equity in income of unconsolidated entities                         (15)         (11)          (7)         (15)         (12)
  Minority interests                                                   70           58           52           58           54
  (Gain)/Loss on disposal of property, plant and equipment             (5)           -            1            1            1
  Gain on sale of investments                                         (10)          (7)           -            -           (6)
  Changes in certain assets and liabilities
    Accounts receivable                                               (31)         (89)        (156)        (116)         (16)
    Other receivables                                                   3            1           (8)          (1)          12
    Unbilled revenue                                                    9          (11)         (24)           6            3
    Inventory                                                           3           29           (7)         (58)           8
    Prepaid expenses and other current assets                          (3)           6            7           (2)           4
    Accounts payable                                                   41           21            6           19          (60)
    Advance billings                                                   10            8            9           31            6
    Accrued expenses and taxes                                         42           28           27          (20)          32
    Other current liabilities                                          (1)           4           (2)           2           (1)
    Other non-current liabilities                                       1            2           (2)          (3)           -
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                           1,389        1,186          810          919          981
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment                            (785)        (915)        (936)        (728)        (508)
Proceeds from sale of property plant and equipment                      8            3            3            2            2
Acquisition of businesses                                             (67)         (93)         (98)        (114)         (52)
Deferred charges                                                      (19)         (23)         (40)         (19)         (10)
Investments in and contributions to unconsolidated entities             -           (1)         (14)           -            -
Distributions from unconsolidated entities                              4            2            3            1            3
Proceeds from sale of investments                                      17            7            -            7           13
-----------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                (842)      (1,020)      (1,082)        (851)        (552)
-----------------------------------------------------------------------------------------------------------------------------

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED CASH FLOWS STATEMENTS (CONTINUED)

                                                                                        U.S.$ MILLION
                                                                -------------------------------------------------------------
                                                                                                        FOR THE NINE MONTHS
                                                                                                        ENDED SEPTEMBER 30,
                                                                 FOR THE YEARS ENDED DECEMBER 31,           (UNAUDITED)
                                                                -----------------------------------    ----------------------
                                                                     1998         1997         1996         1999         1998
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Due from partner                                                        -            -           47            -            -
Short-term borrowing                                                    -            -          233            -            -
Due to affiliates                                                     (62)       1,872            -         (360)        (146)
Proceeds from financing obligation                                      -            -            -          380            -
Repayment of short-term debt                                            -         (419)           -            -            -
Distribution to partners                                             (423)      (1,600)           -          (42)        (247)
Purchase of minority interest                                          (6)           -            -            -           (6)
Contributions from minority investors                                   1            4            1            -            1
Distributions to minority investors                                   (43)         (21)          (7)         (33)         (26)
-----------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                (533)        (164)         274          (55)        (424)
-----------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                  14            2            2           13            5
Cash, beginning of period                                              17           15           13           31           17
-----------------------------------------------------------------------------------------------------------------------------
Cash, end of period                                                    31           17           15           44           22
=============================================================================================================================

See Notes to Combined Financial Statements

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS

1.   FORMATION OF CELLCO PARTNERSHIP AND DESCRIPTION OF THE BUSINESS

FORMATION OF CELLCO
Cellco Partnership (Cellco), doing business as Bell Atlantic Mobile (BAM), is a general partnership formed by Bell Atlantic Corporation (Bell Atlantic) and the former NYNEX Corporation (NYNEX) which began conducting business operations on July 1, 1995. On August 14, 1997, Bell Atlantic and NYNEX merged into one company, Bell Atlantic. At the time of the merger, Bell Atlantic held an indirect aggregate ownership interest of 62.35% and NYNEX held an indirect aggregate ownership interest of 37.65%. Subsequent to the merger, Bell Atlantic holds an indirect aggregate ownership interest of 100% in Cellco. Cellco is managed by Bell Atlantic Mobile, Inc. (BAM, Inc.), its managing general partner. BAM, Inc. is controlled by Bell Atlantic through a Board of Directors.

On July 1, 1995, Bell Atlantic and NYNEX contributed to Cellco primarily all the net assets and liabilities of their respective domestic cellular phone businesses. The initial net assets contributed consisted primarily of accounts receivable, inventory, property, plant and equipment, deferred cellular licenses, accounts payable, and short-term debt. These net assets were recorded on Cellco's opening balance sheet at predecessor basis. In addition, the rights to Federal Communications Commission (FCC) cellular licenses and certain software licenses were transferred to Cellco. The Joint Venture Formation Agreement dated June 29, 1994 (the JV Formation Agreement), specified the terms of the formation of Cellco and specified the assets and liabilities which were to be retained by Bell Atlantic and NYNEX. These liabilities include, but are not limited to, substantially all tax and employee benefit related liabilities existing at June 30, 1995.

The respective ownership interests of Bell Atlantic and NYNEX in Cellco were determined based upon the estimated fair value of the initial net assets contributed. With the exception of certain amounts specifically allocable to Bell Atlantic under the terms of the Closing Agreement between Bell Atlantic and NYNEX, dated as of July 1, 1995 (the Closing Agreement), capital contributions were made, distributions were received, and operating results were shared by Bell Atlantic and NYNEX in accordance with their respective ownership percentages.

DESCRIPTION OF THE BUSINESS
Under the BAM brand name, Cellco provides cellular phone service and equipment sales, and, as a reseller, paging services in major metropolitan and rural areas throughout the New England, New York Metro, Mid-Atlantic, and Southeastern regions of the United States. Cellco's wholly-owned subsidiary, Southwestco Wireless L.P., provides the same types of services under the brand name Cellular One, in parts of the Southwestern region of the country. With the passage of the Telecommunications Act of 1996, Cellco began to offer cellular long distance services to its customers in March 1996.

Bell Atlantic Paging, Inc. which acted as an agent for the operating telephone companies of Bell Atlantic, marketed paging equipment and service to consumers and resellers, including Cellco. On December 31, 1997, Cellco contributed its interest in Bell Atlantic Paging, Inc. to Bell Atlantic Cellular Holdings, L.P., a subsidiary of Bell Atlantic. However, Cellco continued to have full management control of Bell Atlantic Paging, Inc. On December 31, 1998, Bell Atlantic sold its paging business and most of the related assets and liabilities to an unrelated third party Aquis Communications, Inc. (Aquis) (See Note 14). Cellco will continue to resell paging services to consumers from Aquis as well as other facilities-based paging carriers.

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

In addition to its cellular and paging businesses, Cellco has a 50% ownership interest in TOMCOM L.P. The other 50% interest in TOMCOM L.P. is held by WMC Partners, L.P., which in turn is a partnership between AirTouch Communications and US West. TOMCOM L.P.'s primary function is to achieve volume discounts through joint procurement and to manage the TalkAlong(sm) and PowerBand(sm) service brands. TOMCOM L.P. was dissolved during 1999.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMBINED FINANCIAL STATEMENTS AND BASIS OF PRESENTATION
The combined financial statements of Cellco include the accounts of its majority-owned subsidiaries, the partnerships in which Cellco has a controlling interest, and other Bell Atlantic entities of which Cellco has full management control. Investments in businesses and partnerships in which Cellco does not have control, but has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method. All significant intercompany accounts and transactions between these entities have been eliminated.

In accordance with the JV formation Agreement, Bell Atlantic and NYNEX made additional contributions of 6.45% and 3.75% and 25.2% and 14.7%, to Cellco related to the New York SMSA Limited Partnership (NYSMSA L.P.) on July 3, 1997 and July 2, 1996, respectively. The combined financial statements reflect Cellco's interest at 90% in the NYSMSA L.P.

The combined financial statements of Cellco include BAM and Subsidiaries, NC2 RSA and Bell Atlantic Paging, Inc. Presenting the financial statements of these entities on a combined basis provides a more meaningful presentation.

UNAUDITED INTERIM FINANCIAL INFORMATION
The combined interim financial information as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position, results of operations, and cash flows have been included in such unaudited combined interim financial information. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, unbilled revenue, depreciation and amortization, capitalized software costs, and accrued expenses.

FCC LICENSES
The Federal Communications Commission (FCC) issues licenses that authorize cellular carriers to provide service in specific cellular geographic service areas (CGSAs). The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will award a license renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The licenses held by Cellco and its subsidiaries, controlled partnerships, and

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

other entities, in which it has full management control, expire at various dates. Cellco believes that it will be able to meet all requirements necessary to secure renewal of its cellular licenses.

REVENUE RECOGNITION
Cellco earns revenue by providing access to the cellular network (access revenue), for usage of the cellular network (airtime/usage revenue), which includes roaming and cellular long distance revenue. Cellular long distance represents calls placed by Cellco's customers and those of other carriers within Cellco's service area. Access revenue (advance billings) is billed one month in advance and is recognized when earned. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. Equipment sales revenue is recognized when the equipment is delivered to the customer and installation revenue is recognized when the service is rendered.

CASH AND CASH EQUIVALENTS
All highly liquid investments with an original maturity of 90 days or less, are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

INVENTORY
Inventory consists primarily of cellular and pager equipment held for sale. Equipment held for sale is carried at the lower of cost (determined using a first-in, first-out method) or market. Losses on the sale of equipment, if any, are expensed when sold.

DEFERRED CHARGES
Deferred Charges consist primarily of direct costs incurred for professional services provided by third parties and compensation costs of employees, directly allocated to the application development stage of software for internal use. These costs are capitalized and are being amortized on a straight-line basis over their estimated useful lives of five years. Costs incurred in the preliminary project stage of development (prior to technological feasibility) are expensed in periods when they are incurred.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The SOP identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal-use. The SOP is effective for fiscal years beginning after December 15, 1998. Cellco believes the above policy is substantially consistent with the requirements of the SOP.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment primarily represents costs incurred to construct Mobile Telephone Switching Offices (MTSOs) and cell sites. The cost of property, plant and equipment is depreciated over its estimated useful life, by the straight-line method. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.

Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the statement of operations. Cellco exchanges (trades-in) certain assets for

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

similar productive assets and generally receives trade-in allowances from its vendors. The cost of the new asset is the monetary consideration paid plus the net book value of the asset surrendered. If the trade-in allowance is less than the net book value of the asset surrendered, a loss is reflected in the statement of operations.

Interest expense and network engineering costs incurred during the construction phase of Cellco's cellular network and real estate properties under development are capitalized as part of property, plant and equipment and amortized over the estimated useful lives of the related assets.

Cellco's network construction expenditures are recorded as construction in progress until the projects are completed and placed into service. The assets are then transferred to the appropriate property, plant and equipment account and depreciated on a straight-line basis over the assets' estimated useful lives.

DEFERRED CELLULAR LICENSE
The cost of engineering plans, demographic and traffic pattern studies, and legal costs incurred in connection with the preparation, filing, settlement, and resolution of applications with the FCC for permits to construct cellular telephone systems are deferred and amortized over forty years using the straight-line method. In addition, in connection with acquisitions of interests in various cellular systems, the cost of such acquisitions in excess of the value of the net assets acquired is attributed to deferred cellular license and is amortized over periods not exceeding forty years using the straight-line method.

CONCENTRATIONS OF CREDIT RISK
To the extent Cellco customers become delinquent, collection activities commence. No single customer is large enough to present a significant financial risk to Cellco. Cellco maintains an allowance for losses based on the expected collectibility of accounts receivable.

LONG-TERM INCENTIVE PLAN
Cellco accounts for partnership units and Contingent Value Appreciation Rights (CVARs), which are analogous to stock appreciation rights (SARs), as provided in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25).

FINANCIAL INSTRUMENTS
Cellco's financial instruments, including trade receivables and payables, are short-term in nature. Accordingly, the balance sheet amounts approximate the fair value of Cellco's financial instruments. Because there is no specific maturity date on the amounts owed in the due to affiliate balance, the fair value of these items cannot be determined.

ADVERTISING EXPENSE
Cellco expenses advertising costs when the advertising occurs.

INCOME TAXES
Cellco is generally not a taxable entity for federal income tax purposes. Any federal taxable income or loss is included in the Bell Atlantic consolidated federal return. The combined financial statements include provisions for federal and state income taxes relating to those majority-owned subsidiaries that are corporate entities. Any federal and state taxable income or loss related to majority-owned flow-through

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

entities is included, on a pro-rata basis, in the returns filed by Bell Atlantic. Certain states impose taxes at the partnership level and such taxes are the responsibility of Cellco as of July 1, 1995. All income and operating taxes, with the exception of real estate taxes, related to Cellco's predecessor entities for any period ending on or before July 1, 1995, and the state transfer taxes associated with the formation of Cellco, are the responsibility of Bell Atlantic.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to the 1998 presentation.

3.   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                                                                            U.S.$ MILLION
                                                                -----------------------------------------
                                                                       1998           1997           1996
---------------------------------------------------------------------------------------------------------
Land and improvements                                                    48             43             39
Buildings (20-40 years)                                                 759            655            509
Cellular plant equipment (3-15 years)                                 3,721          3,254          2,699
Equipment under operating lease (2-3 years)                              73             24             15
Furniture, fixtures and equipment (2-7 years)                           538            461            368
Leasehold improvements (5-10 years)                                     186            174            156
---------------------------------------------------------------------------------------------------------
                                                                      5,325          4,611          3,786
Less: Accumulated depreciation                                        1,882          1,436          1,138
---------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                    3,443          3,175          2,648
=========================================================================================================

Property, plant, and equipment includes the following:

Capitalized interest costs of $17 million, $20 million and $14 million and capitalized network engineering costs of $22 million, $22 million and $19 million were recorded during the years ended December 31, 1996, 1997, and 1998, respectively.

Construction-in-progress included in certain of the classifications shown above, principally cellular plant equipment, amounted to $558 million, $270 million and $244 million at for the years ended December 31, 1996, 1997, and 1998, respectively.

The Cellco entered into trade-ins of network equipment with original costs of $71 million, $111 million and $14 million and accumulated depreciation of $44 million, $77 million and $10 million for the years ended December 31, 1996, 1997, and 1998 respectively.

Effective January 1, 1996, the Cellco revised estimates of useful lives for certain network equipment. The change in estimate reduced depreciation expense for the year ended December 31, 1996 by $32 million.

Depreciation expense for the years ended December 31, 1996, 1997, and 1998 was $280 million, $394 million and $502 million, respectively.

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

TOWER TRANSACTION
On December 9, 1998, the Cellco announced an agreement with Crown Castle International Corporation (Crown) to form a joint venture (the JV) into which Cellco, together with certain partnerships in which it is the managing partner (the Managed Entities), will contribute (assuming the participation of all the Managed Entities) approximately 1,400 network towers to the JV in exchange for approximately $380 million in cash and an equity interest in the JV (approximately 37.7%). Cellco and the Managed Entities will lease back a portion of the towers pursuant to a global lease agreement. The JV will have the responsibility for leasing space to third parties on the Cellco's and Managed Entities' existing network towers and also plans to build new towers. As a result of the continuing involvement in the JV, this transaction will be accounted for as a financing; accordingly, Cellco and the participating Managed Entities will report the cash received as a loan and will continue to depreciate the network assets on their financial statements. The transaction closed on March 31, 1999.

4.   INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in cellular partnerships that are accounted for using the equity method, are summarized as follows:

                                                                Partnership's
                                                                    Ownership
Investee                                                             Interest
-----------------------------------------------------------------------------
Upstate Cellular Network                                              50.00%
**Northern Maine Cellular Partnership                                 49.00%
Hudson Valley RSA Cellular Partnership                                33.33%
Portland Cellular Partnership                                         33.33%
*Virginia Cellular Limited Partnership                                4.995%
*Virginia Cellular Retail Limited Partnership                         4.995%
Northeast Pennsylvania SMSA Limited Partnership                        4.99%
Virginia RSA 2 Limited Partnership                                     4.99%

* Cellco sold its interests in the Virginia Cellular LP and the Virginia Cellular Retail LP to an unrelated third party on July 31, 1998, which resulted in a gain of $6 million on the sale of equity investments. The results of the Virginia Cellular LP and the Virginia Cellular Retail LP's operations are included in the Combined Financial Statements through July 31, 1998.

** Cellco sold its interest in the Northern Maine Cellular Partnership to an unrelated third party on May 2, 1997, which resulted in a gain of $7 million on the sale of equity investments. The results of the Northern Maine 6 Cellular Partnership's operations are included in the Combined Financial Statements through May 2, 1997.

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

5.   MINORITY INTERESTS IN CONSOLIDATED ENTITIES

Minority interests represent the minority partners' proportionate share of the equity in the net assets of partnerships where Cellco has a majority or controlling general partnership ownership interest. The combined equity of the minority interests is as follows:

                                                                     (U.S.$ million)
------------------------------------------------------------------------------------
January 1, 1996                                                                  127
Equity Income                                                                     52
Contributions from minority investors                                              1
Distributions from minority investors                                             (7)
------------------------------------------------------------------------------------
December 31, 1996                                                                173
Equity Income                                                                     58
Contributions from minority investors                                              4
Distributions to minority investors                                              (21)
------------------------------------------------------------------------------------
December 31, 1997                                                                214
Equity Income                                                                     70
Contributions from minority investors                                              1
Distributions to minority investors                                              (43)
Purchase of minority interests                                                    (6)
------------------------------------------------------------------------------------
December 31, 1998                                                                236
====================================================================================

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

The names of the minority owners and their respective ownership interests in the various partnerships in which Cellco is the operating general partner at December 31, 1998 are summarized as follows: (The minority owners and their respective ownership interests at December 31, 1997 and 1996 are not materially different)

                                                                                                                    Minority
                                                                                                                      Owners
Name of Partnership                              Name of Minority Owners                                              Equity
----------------------------------------------------------------------------------------------------------------------------
New York SMSA L.P.                               Empire Cellular, Inc.                                                 10.00%

Washington D.C. SMSA L.P.                        GTE Wireless, Inc.                                                    35.27%

Pittsburgh SMSA L.P.                             ALLTEL Cellular Association of South Carolina, L.P.                    3.60%
                                                 North Pittsburgh Telephone Co.                                         3.60%

Allentown SMSA L.P.                              Pencor Wireless Communications, Inc.                                  18.00%
                                                 ALLTEL Communications                                                 20.77%
                                                 US Cellular Investment Co. of Allentown, Inc.                          8.12%

Pennsylvania RSA 6(II) L.P.                      North Pittsburgh Telephone Co.                                        20.29%
                                                 Centennial Cellular Telephone Co. of Lawrence, Inc.                   14.29%
                                                 Venus Cellular Telephone Co.                                          14.29%

Orange County/Poughkeepsie L.P.                  Frontier Communications of Sylvan Lake                                 7.50%
                                                 Frontier Communications of New York, Inc.                              7.50%
                                                 Warwick Valley Telephone Co.                                           7.50%
                                                 Taconic Telephone Corp.                                                7.50%

Anderson Cellular Telephone Co.                  McCaw Cellular Interests, Inc.                                       6.9986%
                                                 Five Individual Partners owning 0.9998% each                         4.9990%

Las Cruces Cellular Telephone Co.                McCaw Cellular Interests, Inc.                                      15.9236%
                                                 Warren & Lewis, Ltd.                                                 2.0330%
                                                 Private Individual                                                   1.0164%
                                                 Fourteen Individual Partners owning 0.3388% each                     4.7432%

Columbia Cellular Telephone Co.                  The ARW Company                                                      2.6316%

Pittsfield Cellular Telephone Co.                McCaw Cellular Interests, Inc.                                      22.4074%
                                                 Warren & Lewis, Ltd.                                                 1.3465%
                                                 Twelve Individual Partners owning 0.336637% each                     4.0396%
                                                 Four Individual Partners owning 0.322009% each                       1.2880%

Tucson 21 Cellular Limited Partnership           Twenty individual partners owning 4.7619% each                       95.238%

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

6.   EMPLOYEE SAVINGS AND PROFIT SHARING RETIREMENT PLAN

Under Cellco's Savings and Profit Sharing Retirement Plan (the Retirement Plan), a defined contribution plan, employees who have met certain service requirements are afforded the opportunity to save for their retirement by making contributions to retirement savings accounts and receive Cellco matching contributions to their savings accounts, all on a tax-advantaged basis.

Under the Savings component of the Retirement Plan, employees may contribute, subject to IRS limitations, up to a total of 16% of eligible compensation to a "401(k)" qualified retirement savings account. Cellco matches 50% of the first 6% of employee contributions (the "fixed" matching contribution). Additionally, Cellco may elect, at the sole discretion of the BAM, Inc. Board of Directors, to voluntarily match up to an additional 50% of the first 6% of an employee's contribution (the "variable" matching contribution). The BAM, Inc. Board of Directors declared variable matching contributions of 50% for the two years ended December 31, 1998 and 30% for the year ended December 31, 1996. Cellco recognized approximately $8 million, $10 million and $12 million of expense related to aggregate fixed and variable matching contributions for the years ended December 31, 1996, 1997, and 1998 respectively.

Under the Profit Sharing component of the Retirement Plan, Cellco may elect, at the sole discretion of the BAM, Inc. Board of Directors, to voluntarily contribute amounts to a "401(k)" qualified retirement profit sharing account. The BAM, Inc. Board of Directors declared a profit sharing contribution of 3% of employees' eligible salary for the year ended December 31, 1998 and 2% for each of the two years ended December 31, 1997. Cellco recognized approximately $3 million, $5 million and $8 million of expense related to profit sharing contributions for the years ended December 31, 1996, 1997, and 1998 respectively.

7.   LONG-TERM INCENTIVE PLAN

The Bell Atlantic Mobile 1995 Long-Term Incentive Plan (the Incentive Plan) provides to designated directors, officers and other employees of Cellco certain rights to receive Cellco Units and Contingent Value Appreciation Rights (CVARs) in Cellco (collectively referred to as Grants or Awards). The aggregate number of Grants that may be issued under the Incentive Plan is 7,860,000, representing 2% of the Cellco Units.

Partnership Units and CVARs were granted in tandem in 1995, 1996, 1997 and 1998. A Cellco Unit equals a specified percentage of BAM's appraised fair market value. A CVAR is a right to receive cash payment, upon exercise, equal to the appreciation in the fair market value of CVARs from the date granted to the exercise date. Based upon the Incentive Plan, since BAM remained privately held on December 31, 1998 the Cellco Units have been canceled.

The remaining 652 CVARs granted in 1995 will vest 100% on January 1, 1999. Grants awarded after the original 1995 Grants may vest according to different schedules, but in no event sooner than the original 1995 Grants.

CVARs are exercisable under the terms of the Grant, but not later than 10 years from the date of the grant. The CVARs were granted at a price equal to the estimated fair value of a Cellco Unit at the date of the grant.

Compensation expense resulting from the Incentive Plan was $1 million, $3 million and $11 million for the years ended December 31, 1996, 1997, and 1998 respectively.

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

Cellco Units and CVARs outstanding at December 31, 1998 under the Incentive Plan are summarized as follows:

                                                                                                          Weighted
                                                                        Cellco                       Average Price
                                                                        Units*           CVAR's*         of CVAR's
------------------------------------------------------------------------------------------------------------------
Outstanding, January 1, 1996                                           882,150           882,150    $        25.00
Granted, 1996                                                          111,600           111,600
Canceled, 1996                                                         (80,900)          (80,900)
------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1996                                         912,850           912,850    $        25.01
Granted, 1997                                                          754,600           754,600
Canceled, 1997                                                        (109,100)         (109,100)
------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1997                                       1,558,350         1,558,350    $        24.47
Granted, 1998                                                        1,008,400         1,008,400
Canceled, 1998                                                      (2,566,750)         (191,800)
------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1998                                               -         2,374,950    $        26.86
==================================================================================================================

* The exercise price, fair market value, and the weighted average price are presented in actual dollars or units, as appropriate.

8.   COMMITMENTS

Cellco has entered into operating leases for facilities and equipment used in its operations. Some lease contracts include renewal options that include rent expense adjustments based on the Consumer Price Index. For the years ended December 31, 1996, 1997 and 1998 the Cellco recognized a total of $62 million, $82 million and $97 million, respectively, as rent expense related to payments under these operating leases. At December 31, 1998, the aggregate future minimum rental commitments under noncancelable operating leases, excluding renewal options, for the periods shown are as follows:

Years                                                           U.S.$ million
-----------------------------------------------------------------------------
1999                                                                      59
2000                                                                      55
2001                                                                      45
2002                                                                      24
2003                                                                      11
Thereafter                                                                38
-----------------------------------------------------------------------------
Total                                                                    232
=============================================================================

9.   ADDITIONAL FINANCIAL INFORMATION

For the years ended December 31, 1996, 1997, and 1998, respectively, Cellco capitalized $23 million, $21 million and $17 million of software costs. At December 31, 1996, 1997 and 1998, respectively, total accumulated amortization included in deferred cellular licenses, net amounted to $40 million, $53 million and $68 million, respectively. At December 31, 1996, 1997 and 1998, respectively, total

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

accumulated amortization included in deferred charges and other assets, net amounted to $27 million, $33 million and $47 million, including $7 million, $17 million and $31 million related to capitalized software costs.

Total advertising expense amounted to $68 million, $118 million and $133 million for the three years ended December 31, 1996, 1997, and 1998, respectively. As a result of the merger between Bell Atlantic and NYNEX in 1997, a prior period adjustment was recorded to conform the accounting for direct response advertising, which resulted in a reduction to partners' capital of $13 million during 1997.

During 1996, a partner contributed various interests in deferred cellular licenses in the amount of $33 million.

10. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental investing and financing non-cash transactions:

                                                                                               U.S.$ MILLION
                                                                     ---------------------------------------
              For the years ended December 31,                          1998            1997            1996
------------------------------------------------------------------------------------------------------------
Receivables related to divestiture of business                            14               -               -
Notes receivable from sale of assets                                       2               -               -
Exchange of non-cash assets                                                5              34              27
Cash paid for income taxes, net of refunds                                 6               6               5

11. TRANSACTIONS WITH AFFILIATES

Significant transactions with affiliates are summarized as follows:

For the years ended December 31, 1996, 1997 and 1998 Cellco, in the normal course of business, recorded revenues related to transactions with affiliates of $21 million, $19 million and $21 million, respectively.

Due from affiliates and due to affiliates which amounted to $14 million and $17 million, respectively, at December 31, 1998, $10 million and $19 million, respectively at December 31, 1997, and $13 million and $10 million, respectively at December 31, 1996, are included as a net amount in the combined balance sheet as a component of prepaid expenses and other assets.

Cellco incurred direct telecommunication charges of $89 million, $53 million and $60 million and data processing charges of $11 million, $35 million and $42 million for the years ended December 31, 1996, 1997, and 1998 respectively, for services provided by subsidiaries and affiliates of Bell Atlantic.

Under the terms of the JV Formation Agreement, Cellco received a promissory note with a face value of approximately $47 million from NYNEX, which began accruing interest at 6.075% beginning on July 1, 1995. There was no interest income on the note during 1996. In June 1996, principal and accrued interest through December 31, 1995 was repaid.

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

12. DUE TO AFFILIATE

Prior to the date of the Bell Atlantic merger, all outstanding loans and interest due under Cellco's external credit facilities were paid in full. Effective on the date of the Bell Atlantic merger, Cellco executed an Agreement with Bell Atlantic's wholly-owned financing affiliate, Bell Atlantic Financial Services, Inc. ("FSI") under which it could borrow, from time to time, up to $1,950 million for working capital and other general partnership purposes (the Agreement). The amount of available credit from FSI is $1,950 million of which $1,872 million and $1,811 million was outstanding at December 31, 1997 and 1998, respectively.

The interest rate under the Agreement is based upon Cellco's weighted average daily outstanding debt balances under a "blended" interest rate. The blended rate is calculated monthly by FSI based on actual borrowings with financial institutions made on behalf of Cellco and other affiliates of Bell Atlantic. For the year ended December 31, 1998 and the period August 15, 1997 (Bell Atlantic merger date) through December 31, 1997, the weighted average interest rate for all borrowings from FSI was 5.8% and 5.7%, respectively.

Under the terms of the Agreement, all indebtedness is payable to FSI on demand, however, FSI does not intend to call the demand notes during 1999. Accordingly, the entire balance due FSI is classified as a long-term liability on the combined financial statements.

For the years ended December 31, 1996, 1997, and 1998 respectively, Cellco incurred $17 million, $57 million and $98 million of interest costs, of which $17 million, $20 million and $14 million was capitalized. There was no interest income earned for the three years ended December 31, 1998.

13. SHORT-TERM DEBT

In October 1995, Cellco executed a Credit Agreement under which it could borrow, from time-to-time, up to $300 million under a 364-day committed revolving credit facility for working capital and general partnership purposes. In March 1996, the maximum amount of borrowings permitted under the Credit Agreement was increased to $500 million. The interest rate under the Credit Agreement was LIBOR plus 0.1375 per cent which at December 31, 1996 amounted to 5.91%, or at Cellco's option, at alternative rates specifically provided for in the Credit Agreement. At December 31, 1996, $300 million of short-term debt was outstanding under the 364-day committed revolving credit facility. At December 31, 1996, the available balance under the committed revolving credit facility was $200 million.

The Credit Agreement contains certain covenants, the most restrictive of which is the maintenance of a "Total Debt to EBITDA" (Earnings Before Interest, Taxes, Depreciation, and Amortization) ratio, as calculated under the provisions of the Credit Agreement, of not greater than 2 to 1.

During the year ended December 31, 1996, the weighted average interest rate for all borrowings during the period was 5.6%.

Cellco had bank lines of credit of $290 million, of which $119 million are outstanding at December 31, 1996. The availability of these lines, for which there are no formal compensating balances or commitment fee arrangements, is at the discretion of the banks.

The entire $17 million of interest costs incurred for the year ended December 31, 1996 were capitalized.

As of the date of the Bell Atlantic merger, all outstanding loans and interest due under Cellco's external credit facilities were paid in full, and subsequently all external credit facilities were terminated.

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

14. ACQUISITIONS AND DISPOSITIONS

In 1996, 1997 and 1998, Cellco made various acquisitions that were accounted for as purchases.

On March 22, 1996, Cellco acquired substantially all the assets and liabilities of the Georgia Non-Wireline Rural Service Area Number 2 from an unrelated party.

In September 1996, Cellco purchased the NYNEX interest in the Catskills L.P. of 44.45% and the 55.55% interest held by unrelated third parties giving Cellco 100% ownership in the Catskills L.P. Cellco also acquired the remaining 35% NYNEX interest in the Cape and Islands L.P. giving Cellco 100% ownership.

The assets purchased and liabilities assumed during 1996, in the aggregate were $58 million and $1 million, respectively.

On January 3, 1997, Cellco acquired substantially all the assets and liabilities of the North Carolina 4 Cellular Limited Partnership from an unrelated third party.

On October 15, 1997, Bell Atlantic acquired substantially all the assets and liabilities of the North Carolina Rural Service Area Market No. 566 (NC2 RSA), from an unrelated third party. Cellco has assumed full control and management responsibility for NC2 RSA, therefore it is more meaningful to present this entity on a combined basis.

The assets purchased and liabilities assumed during 1997, by either cash or Bell Atlantic stock, in the aggregate were $87 million and $2 million, respectively.

On July 31, 1998, Cellco acquired substantially all the assets and liabilities of the North Carolina Non-Wireline Metropolitan Statistical Area Market No. 183A1, from an unrelated third party.

On July 31, 1998, Cellco sold its interest in the Virginia Cellular LP and the Virginia Cellular Retail LP to an unrelated third party.

Until October 1998, Cellco had been providing cellular telephone service in South Carolina Rural Service Area Market No. 631A, otherwise known as SC7, under interim authority granted by the FCC. At that time Centaur Partnership (Centaur), an unrelated third party commenced operations in that market persuant to a construction permit issued by the FCC and the Partnership ceased its interim authority operations. Also at that time, Cellco commenced managing this market for Centaur, and entered into an agreement to acquire Centaur's FCC license, subject to the resolution of certain Legal claims against the license.

Cellco has been providing cellular telephone service in North Carolina Rural Service Area Market No. 579, otherwise known as NC15, under interim authority granted by the FCC. On November 6, 1997, the FCC granted permanent license to an unrelated third party. On December 1, 1998, the partnership sold its assets and customers in NC15 to the permanent licensee, and ceased operations there.

On December 31, 1998, Bell Atlantic sold certain assets, liabilities, properties, rights, contracts and claims of Bell Atlantic Paging, Inc. to Aquis Communications, Inc., an unrelated third party. The purchase price also included all the rights, title and interest that Bell Atlantic's Operating Telephone Companies (the OTCs) had in and to FCC licenses, and equipment and site leases relating to the paging network infrastructure owned by the OTCs. In connection with this sale, Bell Atlantic Paging, Inc. received a note for $4 million with a term of five years at an interest rate at one percentage point above the base rate quoted by the lender. The gain, if any, is immaterial. The remaining gain will be realized when the note is collected.

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

In the normal course of business in 1996, 1997 and 1998, Cellco acquired interests in other cellular systems which were not individually or in the aggregate material. The results of all operations of all purchases are included in the combined statements of operations from the date of acquisition. Had the acquisitions made in 1996, 1997 and 1998 been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on Cellco's combined results of operations for any of the years presented.

15. CONTINGENCIES

Cellco is subject to several proceedings under lawsuits and other claims including class actions. Several consumer class action lawsuits involve allegations that Cellco breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed practices of, among other things, imposing landline charges; rounding-up airtime usage to full-minute billing increments and charging for dropped calls. A commercial class action lawsuit alleges management improprieties in markets with minority partners controlled by Cellco. An employee benefits class action lawsuit alleges breach of fiduciary duty with respect to pension information provided to applicants for employment and employees of Cellco. Additional lawsuits include charges of unfair labor practices, as well as unfair trade practice claims involving Cellco's relations with certain of its agents. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate liability with respect to these matters at December 31, 1998, cannot be ascertained, and the potential effect, if any, on the combined financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

In addition to the aforementioned matters, Cellco is subject to various other legal actions and claims in the normal course of business. While the Cellco's legal counsel cannot give assurance as to the outcome of each of these matters, in management's opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the combined financial position or operating results of Cellco.

16. PROPOSED MERGER WITH GTE CORPORATION

On July 27, 1998, Bell Atlantic and GTE Corporation entered into a merger agreement providing for the combination of the two companies. Under the terms of the agreement, which was unanimously approved by the boards of directors of both companies and a majority of shareholders. GTE Corporation's shareholders will receive 1.22 shares of Bell Atlantic stock for each share of GTE Corporation's stock that they own. The merger is subject to regulatory approvals.

17. SUBSEQUENT EVENTS

On February 1, 1999, Cellco acquired substantially all the assets and liabilities of the South Carolina Rural Service Area No. 632 otherwise known as SC8 RSA from an unrelated third party.

III  HISTORICAL FINANCIAL INFORMATION OF CONTRIBUTED BUSINESSES
     HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THE CELLCO PARTNERSHIP AT AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND HISTORICAL UNAUDITED FINANCIAL STATEMENTS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.

NOTES TO CELLCO PARTNERSHIP AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS (CONTINUED)

On July 19, 1999, Cellco entered into an agreement with Frontier Corporation ("Frontier") to purchase Frontier's partnership interests in Upstate Cellular Network ("UCN"), Utica-Rome Cellular Partnership ("URCP") and New York RSA No. 3 Cellular Partnership ("NY3"). The transaction closed in early December 1999.

On September 7, 1999 and November 15, 1999, Cellco completed transactions acquiring an aggregate of 66.67 per cent of partnership interests in Portland Cellular Partnership ("Portcell"), and bringing the Cellco's ownership interest in Portcell to 100%.

The assets and liabilities, purchased during 1999, in the aggregate will be $416 million and $242 million, respectively.

On September 21, 1999, Bell Atlantic and Vodafone AirTouch PLC ("Vodafone AirTouch") entered into an Alliance Agreement under which Vodafone AirTouch would contribute its U.S. wireless interests to the existing Cellco Partnership in exchange for a partnership interest. Under the terms of Alliance Agreement, Vodafone AirTouch and Bell Atlantic have conditionally agreed to amend and restate the existing agreement of Cellco Partnership thereby creating the Amended Partnership ("Amended Partnership") such that the Amended Partnership will retain Cellco's current assets (being the mobile and FCC licenses or other government permits with respect thereto) and assumed liabilities and convey certain assets and liabilities including Bell Atlantic's 50% interest in PrimeCo and potentially an acquired interest in GTE Corporation's wireless interests in exchange for a further interest in Partnership. Assuming the merger with GTE Corporation is finalised, Bell Atlantic will own 55% of the Partnership.